Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
SOLID 2007 SECOND QUARTER AND YEAR TO DATE RESULTS

Oak Brook, Illinois — August 8, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD)—the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter and six months ended June 30, 2007.

The financial results for the Company are compared with the results for the equivalent periods of GLDD Acquisitions Corp., which merged with a subsidiary of Aldabra Acquisition Corporation (“Aldabra”) on December 26, 2006. Following a holding company merger, the surviving company was renamed Great Lakes Dredge & Dock Corporation. The merger was accounted for as the acquisition of Aldabra and was treated as a recapitalization. Accordingly, the Company’s core operating activities were not affected by the merger. Other matters, primarily relating to share and per share data, affecting comparability resulting from the merger with Aldabra are highlighted below.

Revenue for the quarter ended June 30, 2007 was $115.6 million, up slightly from the second quarter 2006 revenue of $114.1 million. Results in the quarter were driven by a similar mix of work across all market sectors as the prior year with some increase in foreign capital offset by a decrease in domestic capital work. The gross profit margin for the second quarter increased to 15.7% from 15.4% a year ago as improvement in contract margins more than offset the impact of lower utilization resulting from planned dry dockings on certain vessels.

Operating income in the second quarter was $8.8 million, down from $10.3 million in the second quarter of 2006. $1.2 million of this decrease was attributable to additional costs related to the Company’s efforts to reduce personal injury claims in Texas and bad debt expense associated with a project completed in 2006. EBITDA (as defined below) of $15.9 million for the 2007 quarter was down from $16.9 million in the previous year also as a result of these items.

Interest expense was $6.6 million for the second quarter of 2007, an increase of $0.6 million from the second quarter of 2006. Lower debt levels resulted in a decrease of $1.1 million in cash interest expense, but this was offset by the $0.8 million write off of financing fees in connection with the Company’s refinancing of its revolving credit facility in June, as well as

$0.9 million in unfavorable non-cash adjustments to the market value of the Company’s interest rate swaps.

Net income was $1.7 million in the second quarter of 2007 as compared with net income of $3.0 million for last year’s second quarter. Prior to the Aldabra transaction completed in December 2006, GLDD Acquisitions Corp. had shares of preferred stock outstanding on which dividends were accrued semiannually. In connection with the merger, those shares were exchanged for common stock of the Company; therefore there are no preferred dividends in 2007. In 2006, the net income available to common stockholders, after accruing $2.0 million of preferred stock dividends, was $0.9 million.

The second quarter domestic bid market produced approximately $137.4 million of contract awards of which the Company won an approximate 25% share. This included $28 million related to the $64 million capital project in Newark Bay, New Jersey on which the Company was low bidder in the first quarter. The remaining $36 million still to be awarded on this project is not included in the quarter’s bid market Most of the projects put out for bid by the Army Corps of Engineers in the second quarter, like the first quarter, consisted of smaller maintenance and rental projects. Subsequent to the end of the quarter, the Corps did put out a large $85 million capital project for another section of the Port Jersey Channel, on which Great Lakes was the low bidder. When the contract is awarded it will be included in both the bid market and backlog numbers. The Company expects this contract to be awarded in the fourth quarter with work to commence in 2008.

The combination of a relatively modest bid market and strong revenue resulted in the Company reducing its backlog during the second quarter. At June 30, 2007, dredging backlog was $239.6 million compared with $267.2 million at March 31, 2007 and $286.8 million a year ago. Demolition services backlog was $41.5 million, compared with $15.2 million at March 31, 2007. This was a significant increase for the demolition unit as it won two large contracts for exterior and interior demolition as well as site work. Both of these projects have commenced and will continue through the first quarter of 2008.

The Company’s June 30, 2007 dredging backlog does not reflect approximately $237 million of low bids pending award and additional phases (“options”) pending on projects currently in backlog. For example, contract options of approximately $156 million are expected to be awarded for the second phase of the Diyaar land reclamation contract in Bahrain during the next six to eight months. Additionally, the remaining portion of the capital project in New Jersey for $36 million is expected to be awarded in the 2007 fourth quarter. Finally, the $237 million of low bids pending does not include the $85 million Port Jersey Channel project because it was bid subsequent to June 30, 2007.

During the second quarter, the Company purchased two dredges for $37.5 million which had been operated in the domestic market by competitors. Consequently, the Company was able to enlarge its fleet while not increasing overall market capacity. The increase in the Company’s capacity should enhance its competitive position with regard to dredging projects domestically as well as enabling it to take on additional foreign work.

Revenues for the six-month period ended June 30, 2007 increased by almost 9% to $242.4 million compared with $222.5 million for the same 2006 period with comparable gross profit margins of slightly more than 13% in both periods. Operating income increased to $14.5 million from $14.1 million but was hampered by the items in the second quarter as discussed. EBITDA increased to $28.3 million from $27.1 million.

On June 12, 2007, Great Lakes entered into a five year $155 million senior revolving credit facility to refinance equipment term debt and borrowings under its existing senior credit facility. As of June 30, 2007, total debt was $224 million including $49 million of borrowings under the revolver facility. At quarter end, outstanding performance letters of credit totaled $49.1 million, and total cash and equivalents were $1.1 million.

Subsequent to the end of the second quarter, all of the Company’s outstanding warrants were either exercised or redeemed. In total, $91.8 million was received by the Company as a result of the warrants exercised in 2007 including $60.2 million received subsequent to June 30, 2007. In addition, the Company completed a secondary offering in early August of 13,340,000 shares of its common stock including the exercise of over-allotments by certain selling shareholders. All proceeds of the secondary were received by the selling shareholders and not by the Company. The combination of these two actions have enhanced the Company’s capital structure and provided increased trading liquidity for the Company’s common stock.

Douglas B. Mackie, President and Chief Executive Officer, said, “We are pleased with our second quarter operating results, which were very much in line with our expectations.

“The contracted backlog continues to be lower than historical levels because many Corps projects now are bid using a base plus options convention so that they can be funded in stages. However we are pleased that we have been able to diversify our customer base to include more projects on behalf of the private sector and local municipalities. Importantly, this has enabled us to be less reliant on federal contracts.

“Looking forward the Company is well-positioned for future growth worldwide with the additions to our fleet, enhanced competitive position in the domestic market and our strengthened balance sheet.”

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) in the table of financial results. (For further explanation, please consult the Company’s SEC filings.)

The Company will conduct a quarterly conference call, which will be held on Wednesday, August 8 at 10:00 a.m. C.D.T. The call in number is 800-481-9591. The call can also be heard on our website, www.gldd.com under Events and Presentations on the investor relations page. The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 5497779.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years. Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release.

(GLDD-G)

Great Lakes Dredge & Dock Corporation
Consolidated Statement of Earnings
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenues	$115,625	$114,060	$242,357	$222,487

Gross profit	18,163	17,559	31,877	29,170

General and administrative	(9,217)	(7,121)	(17,209)	(14,430)
Amortization of intangible assets	(65)	(104)	(131)	(180)
Impairment of intangible assets	—	—	—	—
Subpoena-related expenses	(69)	(69)	(71)	(429)

Operating income	8,812	10,265	14,466	14,131

Other income (expense)
Interest expense- net	(6,581)	(6,015)	(10,842)	(12,216)
Equity earnings in joint ventures	637	465	899	582
Minority Interest	(10)	(87)	(19)	(125)

Income before income taxes	2,858	4,628	4,504	2,372

Income taxes	(1,179)	(1,650)	(1,861)	(928)

Net income	$1,679	$2,978	$2,643	$1,444

Redeemable preferred stock dividends(1)	—	(2,028)	—	(4,039)

Net income (loss) available to common stockholders	$1,679	$950	$2,643	$(2,595)

BASIC
Earnings (loss) per share	$0.04	$0.10	$0.07	$(0.28)
Basic weighted average shares	40,678	9,288	40,163	9,288

DILUTED
Earnings (loss) per share	$0.03	$0.10	$0.06	$(0.28)
Diluted weighted average shares	48,056	9,288	46,384	9,288

(1)             The company accrued dividends on its redeemable preferred stock in 2006. This reduced the net income available to stockholders. The preferred stock and all accrued dividends were exchanged for common stock in connection with the December 2006 merger.

Great Lakes Dredge & Dock Corporation
Supplementary Financial Information
(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income (loss)	$1,679	$2,978	$2,643	$1,444
Adjusted for:
Interest expense, net	6,581	6,015	10,842	12,216
Income tax expense (benefit)	1,179	1,650	1,861	928
Depreciation and amortization	6,456	6,278	12,937	12,528

EBITDA	$15,895	$16,921	$28,283	$27,116

Net cash flows from operating activities	$481	$13,269	$1,446	$17,384